Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 12th day of April, 2007, (the “Effective Date”) by and between SafeNet, Inc., a Delaware corporation (the “Company”) and Phil Saunders, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions set forth in this Agreement, which shall become effective as of the Effective Date.

B. The Company and the Executive have entered into that certain Employment Agreement, dated October 17, 2006 (the “Prior Employment Agreement”), which, effective as of the Effective Date, shall be terminated and replaced in its entirety by this Agreement. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship, including, without limitation, the Prior Employment Agreement.

C. The Company and the Executive either (i) have entered into, or, (ii) consistent with discussions prior to the Effective Date, expect to enter into, a certain Option Assumption Agreement whereby the executive will receive options (the “Rollover Options”) to purchase common units of Vector Stealth Holdings II, L.L.C. (“VSH”) (the “Units”).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive as Senior Vice President, Worldwide Sales and Customer Services on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve the Company and shall have such powers, duties and obligations consistent with such position as the Company’s President shall reasonably determine from time to time. The Executive shall be subject to such reasonable directives of the President and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (as defined in Section 2) (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).

1.3

No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality and Proprietary Information Agreement attached hereto (the “Confidentiality Agreement”)) with any other person or entity.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive offices located in Belcamp, Maryland. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The Executive and the Company acknowledge that the executive shall be employed on an at-will basis and that either the Company or the Executive may terminate the Executive’s employment at any time, for any reason or no reason, subject to the provisions set forth in Section 5. The period of time during which the Executive is employed by the Company shall be referred to as the “Period of Employment.”

3.	Compensation.

3.1	Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000). Thereafter, the Company will review the Executive’s Base Salary at least annually; however, in no event shall Executive’s Base Salary be substantially reduced by the Company.

3.2	Incentive Bonus. The Executive shall be entitled to annual incentive cash compensation (the “Incentive Bonus”) in a target amount of one hundred percent (100%) of the applicable base salary if applicable Company performance objectives are achieved. Not later than within the first sixty days of each calendar year, the Company shall establish the performance goals based on the Company’s reasonable expectations of the Company’s performance during the applicable calendar year. Such performance goals shall be predominately determinable by quantifiable measures. The Incentive Bonus shall be paid to the Executive quarterly, with the final payment no later than ninety (90) days following the end of the calendar year. The performance goals, as well as the Incentive Bonus payout matrix for the 2007 calendar year are as set forth in Schedule A.

3.3

Equity Award. Executive shall be entitled to receive a grant of options or restricted stock (the “Equity Award”) representing, as of the Effective Date, 1.17% of the Company equity upside. The terms of the Equity Award shall be documented pursuant to an equity award agreement. Subject to the Executive’s continued employment with the Company as of the applicable vesting date, (i) 85.72% of the Equity Award will vest over a period of four (4) years, with 25% of such time-based portion to vest on the first anniversary of the Effective Date, and  1/48 of such time-based portion to vest monthly thereafter, and (ii) the remaining 14.28% of the Equity Award (such portion of the Equity Award, the “Equity Performance Award”) will be performance-based and will vest according the chart set forth in Schedule B, provided that any portion of the Equity Performance Award which remains unvested as of the fifth anniversary of the Effective Date shall become fully vested on such date.

3.4	Transaction Bonus. Executive acknowledges receipt of the cash transaction bonus (the “Transaction Bonus”). For purposes of clarification, payment of the Transaction Bonus constituted full satisfaction of the Executive’s previous right to the “Success Bonus” as referred to in Section 17(a) of the Prior Employment Agreement.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives and/or employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies for executives in effect from time to time, including the Company’s policies regarding vacation accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than thirty (30) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance notice to the Company.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (the date that the Executive’s employment by the Company terminates (following the conclusion of any notice period required hereunder) is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) If, within the six (6) month period immediately following the Effective Date, the Executive’s employment is terminated as a result of an Involuntary Termination, (as defined in Section 5.5), the Executive shall be entitled to receive, at the Executive’s election, either those benefits set forth in Section 5.3(d) below, or the following severance benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to two (2) times the sum of (x) the Executive’s Base Salary at the annual rate in effect on the Severance Date plus (y) the Executive’s full target Incentive Bonus for the calendar year in which the Severance Date occurs. The Company shall pay such severance benefits to the Executive in equal installments on a bi-weekly basis over a period of twelve (12) months following the Severance Date (the “Severance Period”).

(ii) The vesting of each outstanding option, restricted stock award or other equity-based award granted by the Company to the Executive (including but not limited to the Equity Award herein granted) shall be automatically accelerated so that any portion or installment of such award scheduled to vest at any future date, shall automatically vest as of the Severance Date.

(iii) The Company shall continue to make available to the Executive, through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise, all group health, life and other similar insurance plans in which Executive participates on the Severance Date, and shall pay the cost of the Executive’s COBRA premiums for a period of twelve (12) months, or until Executive earlier becomes eligible for substantially equivalent benefits as a result of any new employment.

In the event Executive chooses, pursuant to this Section 5.3(b) to receive those severance benefits set forth in Section 5.3(b)(1) and (ii) above, VSH shall have the right (the “Repurchase Right”) (but not the obligation) to repurchase in one or more transactions, and the Executive (or any subsequent transferee) shall be obligated to sell to VSH, any Units received by the Executive upon exercise of the Rollover Options, The price per Unit to be paid by VSH upon settlement of the Repurchase Right shall be equal to the lesser of (a) the price paid by the Executive to exercise the Rollover Options and acquire such Units, or (b) the fair market value of a Unit determined as of the Severance Date, subject to any such adjustments as may be necessary to reflect any changes in capitalization of VSH. If VSH elects to exercise its Repurchase Right, VSH must do so within 90 days following the Severance Date.

(c) If, during the Period of Employment, but after the end of the six (6) month period following the Effective Date, the Executive’s employment is terminated as a result of an Involuntary Termination, the Executive shall be entitled to the following benefits:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to (x) nine (9) months of his Base Salary at the annual rate in effect on the Severance Date plus (y) seventy-five percent (75%) of the Executive’s target Incentive Bonus for the calendar year in which the Severance Date occurs. The Company shall pay such severance benefits to the Executive in a lump sum payment to be made within fourteen (14) days from the Severance Date.

(ii) The vesting of each outstanding option, restricted stock award or other equity-based award granted by the Company to the Executive (including but not limited to the Equity Award herein granted) shall be automatically accelerated so that any portion or installment of such award scheduled to vest at any time during the six (6) month period following the Severance Date shall automatically vest as of the Severance Date. Any portion of such award that does not vest after giving effect to the foregoing sentence shall terminate as of the Severance Date.

(iii) The Company shall continue to make available to the Executive, through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise, all group health, life and other similar insurance plans in which Executive participates on the Severance Date, and shall pay the cost of the Executive’s COBRA premiums for a period of six (6) months, or until Executive earlier becomes eligible for substantially equivalent benefits as a result of any new employment.

(d) If a Change of Control occurs and, during the Period of Employment, the Executive’s employment is terminated as a result of an Involuntary Termination upon or within six (6) months following the date of such Change of Control, the Executive shall be entitled to the same benefits set forth in Section 5.3(c), except that: (i) the reference to “nine (9) months of his Base Salary” in 5.3(c)(i) shall be changed to “one times his Base Salary”; (ii) the reference to “seventy-five percent (75%)” in 5.3(c)(1) shall be changed to 100%; and (iii) to the extent that the Change of Control is as a result of an IPO and Vector does not control the surviving entity, the vesting of each outstanding option, restricted stock award or other equity based award granted by the Company to the Executive (including but not limited to the Equity Award herein granted) shall be automatically accelerated so that any portion or installment of such award scheduled to vest at any future date shall automatically vest as of the Severance date; and (iv) in the event of an Involuntary Termination within six months of a Change of Control other than a Change of Control described in Section 5.3(d)(iii) above, the vesting of each outstanding option, restricted stock award or other equity based award granted by the Company to the Executive shall be automatically accelerated so that any portion or installment of such award scheduled to vest shall immediately vest to the extent of the greater of (A) sixty percent (60%) of the unvested options as of the termination, or (B) the equivalent of twelve (12) months of additional vesting from the date of termination.

In no event will the Executive be entitled to benefits under both Section 5.3(c) and this Section 5.3(d).

(e) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Confidentiality Agreement at any time, from and after the date of such breach, (x) the Executive wilt no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid severance benefits otherwise payable pursuant to this Section 5.3 (other than the Accrued Obligations), and (y) the Executive will no longer be entitled to, and the Company will no longer be obligated to make available to Executive or Executive’s spouse or dependents any group health, life or other similar insurance plans or any payment in respect of such plans.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Sections 5.3(b)-(d) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in the form attached hereto as Exhibit C (the “Release”), and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Sections 5.3(b)-(d) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b) As described with particularity in the Release, the Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any Incentive Bonus payable pursuant to Section 3.2 with respect to any calendar year in the Period of Employment preceding the calendar year in which the Severance Date occurs to the extent earned by but not previously paid to the Executive; and

(iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) the Executive’s willful, repeated or grossly negligent failure to perform his duties hereunder or to comply with any reasonable or proper direction given by or on behalf of the Company’s President which failure remains uncured for greater than ten (10) business days after Executive’s receipt of formal written notice of such failure; (ii) the Executive’s conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude; (iv) the Executive’s being found guilty of, or pleading no contest to, any act of fraud, theft or dishonesty, or any intentional tort against the Company; or (v) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement, which violation remains uncured for greater than ten (10) business days after Executive’s receipt of formal written notice of such violation.

(c) As used herein, “Constructive Termination” shall mean a resignation by the Executive within ninety (90) days after the occurrence of any of the following without the Executive’s express written consent: (i) a substantial diminution in the Executive’s duties and/or responsibilities (including but not limited to a diminution in title, or a significant adverse change in reporting structure); (ii) relocation of either Executive’s office or the Company’s Headquarters greater than fifty (50) miles from their current locations; (iii) the Company’s continued failure or refusal to perform its obligations hereunder (including but not limited to payment of all compensation due hereunder in full when due) following ten (10) days written notice to such effect; or (iv) Executive’s total cash compensation for any calendar year is less than his total cash compensation for the prior calendar year.

(d) As used herein, “Involuntary Termination” shall mean a Constructive Termination or a termination of the Executive by the Company without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability.

(e) As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f) As used herein, “Change in Control” means any of the following:

(i) Approval by stockholders of the Company (or, if no stockholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination that does not constitute a Change in Control under paragraph (c) below;

(ii) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (b), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person described in and satisfying the conditions of Rule 13 d-1(b) promulgated under the Exchange Act, or (F) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir, descendant, or related party of or to such Person);

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (b) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that (i) any acquisition of the securities of the Company by any entity affiliated with Vector Capital (the “Vector Entities”), any Person(s) who manages any of the Vector Entities, including, without limitation, their respective limited, special and general partners (collectively, the “Managers”), or any fund or funds managed by any of the Managers shall not constitute a Change in Control, (ii) no transaction shall constitute a Change in Control if, following such transaction, the Vector Entities remain the largest stockholder of the surviving entity and no other entity is entitled to greater representation on the Board of Directors of such Surviving entity, and (iii) a transaction shall not constitute a Change in Control if it is in connection with the underwritten public offering of the securities of the Company. For clarification, the Merger shall not constitute a Change in Control.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Excise Tax. In the event the Executive becomes entitled to, and elects to receive, those severance payments set forth in Sections 5.3(b)(1) and (ii), and in the event any portion of such payments constitutes a parachute payment within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and is subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”) the Company will make an additional payment (a “Gross-Up Payment”) to the Executive in an amount such that, after payment by the Executive of all taxes (including, any interest or penalties imposed with respect to such taxes) including, without limitation, any federal, state or local income and employment taxes and the Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payment. The Gross-Up Payment, if any, will be paid pursuant to the terms of Section 17(e) of the Prior Employment Agreement.

6.	Non-Compete; Anti-Solicitation: Inventions and Developments: Trade Secrets.

6.1	Noncompetition.

(a) The Executive acknowledges that the nature of the Company’s business and Executive’s position with the Company is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the six (6) months following Severance Date (the “Restricted Period”), it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s relationships and goodwill with customers, the Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not, during his employment, or during the Restricted Period, participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which competes directly with any of the Company’s significant businesses in any significant way. In addition, the Executive agrees that, during the Restricted Period, the Executive shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which is engaged in the digital encryption business. Executive further agrees, during the Restricted Period, to refrain from directly or indirectly soliciting Company’s vendors, customers (or potential customers who were solicited by the Company within nine (9) months prior to the Severance Date and whose identity became known to the Executive in connection with his relationship with or employment by the Company) or employees.

6.2

Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions which he shall conceive or make during his period of employment, or during the Restricted Period and which, in whole or in part, are the result of his work with the Company. Such disclosure is to be made promptly after each discovery or conception, and the discovery, idea concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon request and at the expense of the Company, the Executive shall make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the company on such discoveries, ideas and inventions, and to assign all such applications to the Company, or at its order, forthwith, without additional payment by the Company during his period of employment and for reasonable compensation for time actually spent by the Executive at such work at the request of the Company after the termination of the employment. He is to give the Company, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, to execute all papers and do all things that may be reasonably necessary to protect the right of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Such cooperation shall also include all actions reasonably necessary to aid the Company in the defense of its rights in the event of litigation.

6.3	Trade Secrets. In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical and commercial information, records, data specifications, systems, methods, plans, policies, inventions, material and other knowledge (“Confidential Material” ) owned by the Company and its subsidiaries. The Executive recognizes and acknowledges that included within the Confidential Material are the Company’s confidential commercial information, technology, methods of manufacture, designs, and any computer programs, source codes, object codes, executable codes and related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) that is in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 6 if the Executive shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any confidential material.

6.4	Remedy for Breach. The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of Section 6 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering, on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of Section 6 by injunction or specific performance, and may obtain any other appropriate remedy available in equity. The Executive further agrees that the Restricted Period shall be extended by the same amount of time that Executive is in breach of any provision of Section 6.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

12.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration. Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, any agreement evidencing the Option, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Newcastle County, Delaware, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 16.

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 16, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in the Confidentiality Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in the Confidentiality Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of the Confidentiality Agreement.

17.	Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefore, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i) if to the Company:

Kevin Hicks

4690 Millennium Drive

Belcamp, MD 21017

with a copy to:

Steve L. Camahort, Esq.

O’Melveny & Myers LLP

275 Battery Street, Suite 2600

San Francisco, CA 94111

(ii) if to the Executive, to his most recent address on file, with a copy to:

Mitchell Schuster

Meister Seelig Fein, LLP

140 East 45th St., 19th Fl.

New York, NY 10017

(212)655-3500

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefore, or five (5) business days after being mailed in accordance with the foregoing.

18.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date hereof.

SAFENET, INC.

By:	/s/ Chris Fedde
Name:
Title:

“EXECUTIVE”

/s/ Phil Saunders
Phil Saunders

SCHEDULE A

PHIL SAUNDERS

2007 INCENTIVE BONUS PERFORMANCE FACTORS AND PAYOUT MATRIX

(To be reviewed annually by the Board)

1. Target Bonus = 100% of Base Salary

2. Performance Factor Chart

Portion of Target Bonus tied to Performance Factor (“Target Bonus Portion”)	Performance Factor	Performance Factor Target
75%	Revenue	$323 M
25%	Adjusted EBITDA (excluding public company and option investigation expenses)	$73.4 M

3. Accelerator Payout Matrix

% achievement of Performance Factor (1)	% payout of Target Bonus Portion
<90%	0%
90%-100%	Linear from 90% to 100%
100%	100%
> 100%:(100 + x)%	(100 + 5x)%

(1)	includes a maximum of 105% of the forecasted KIV-7M as set forth in the Company’s annual plan

SCHEDULE B

PHIL SAUNDERS

Equity Award Vesting Chart

% of Equity Award vesting upon achievement of Performance Target	Performance Target
7.14%	•	CY2007 Revenue (1): $323 M; and

	•	CY2007 Adjusted EBITDA (excluding public company and option investigation expenses): $73.4 M

7.14%	•	CY2008 Revenue (1): [$*] M; and

	•	CY2008 Adjusted EBITDA (excluding public company and option investigation expenses): [$*]M

*	To be assigned by the Board of Directors